EXPENSE REIMBURSEMENT AGREEMENT
                         -------------------------------

AGREEMENT made this 14th day of January, 2000, by and between LIBERTY-STEIN ROE ADVISOR FLOATING RATE ADVANTAGE FUND, a Massachusetts business trust (the "Fund"), and STEIN ROE & FARNHAM INCORPORATED, a Delaware corporation (the "Advisor").

WHEREAS, the Fund and the Advisor have separately entered into a Management Agreement of even date herewith (the "Management Agreement");

In  consideration  of  the  mutual  covenants  hereinafter  contained,   and  in
connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. For the period from the commencement of the Fund's operations through December 31, 2000, the Advisor agrees to reimburse the Fund for expenses (other than Management Fees payable pursuant to the terms of the Management Agreement, administrative fees payable pursuant to the terms of the Administration Agreement, distribution or service fees, and interest and fees on borrowings) incurred by the Fund in excess of an annual rate of 0.15% of the average daily net assets of the Fund.

2. This Agreement, and the Advisor's obligation to so waive expenses hereunder, shall terminate on the earlier of (a) December 31, 2000 or (b) termination of the Management Agreement.

3. Except as provided in paragraph 2 above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

4. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

5. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.



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IN WITNESS  WHEREOF,  the Fund and the Advisor have caused this  Agreement to be executed on the day and year above written.

                        LIBERTY-STEIN ROE ADVISOR FLOATING RATE ADVANTAGE FUND


                        By: J. Kevin Connaughton, Controller

                        STEIN ROE & FARNHAM INCORPORATED


                        By: Joseph R. Palombo, Executive Vice President